Exhibit 10.1
Fiscal Year 2011 Annual Cash Incentive Plan of Hutchinson Technology Incorporated
     Our board of directors has adopted, upon the recommendation of the board’s compensation committee, an annual cash incentive plan for fiscal year 2011 that covers executive officers and certain other key employees. The plan is designed to create an incentive for these officers and employees to achieve goals that our board of directors believes align with the long-term interests of our shareholders. The plan incorporates corporate financial measures and divisional strategic and financial measures.
     Individual payout amounts for achieving target level performance objectives range from 35% to 100% of base salary for our executive officers. Achievement of lower threshold performance objectives will result in a payout equal to 50% of a target level payout, while achievement of higher maximum performance objectives will result in a payout equal to 200% of a target level payout.
     Fifty percent of the cash incentive opportunity for each executive officer is based on our achievement of annual corporate financial goals. For fiscal year 2011, 60% of the corporate component is based on the level of annual free cash flow we achieve during the year, and the remaining 40% is based on our achievement of positive earnings before taxes during specified portions of the fiscal year.
     The other 50% of the cash incentive opportunity for each executive officer is based on achievement of annual divisional goals. For fiscal year 2011, 50% of the divisional component for our Disk Drive Components Division is based on reductions in per unit production costs, and the remaining 50% is based on milestones related to the startup of our Thailand manufacturing facility. For our BioMeasurement Division, 40% of the divisional component is based on revenue growth, 30% is based on reducing operating losses, and 30% is based on market adoption of a new division product.
     For our chief executive officer and chief financial officer, the 50% of the cash incentive opportunity that is based on divisional goals will be divided so that 80% of the divisional component is based on the Disk Drive Components Division goals and 20% is based on the BioMeasurement Division goals. For our chief technical officer and the president of our Disk Drive Components Division, the portion of the cash incentive opportunity based on divisional goals will be based solely on Disk Drive Components Division goals. For the president of our BioMeasurement Division, the portion of the cash incentive opportunity based on divisional goals will be based solely on that division’s goals.
     The decision to make cash incentive payments is made annually by our board of directors upon the recommendation of the compensation committee of our board. Payments are made in cash in the first quarter of the following fiscal year.